Exhibit 16

Alan Weinberg CPA
6812 Cherokee Drive, Baltimore, MD 21209
Phone (410) 702-5660

Securities and Exchange Commission
450 – Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

I, Alan Weinberg CPA, am the former independent registered accountant of Ecologix Resource Group, Inc. I have read the Company’s Current Report on Form 8-K dated January 15, 2010, and are in agreement with the contents of Item 4.01 (a). For the remainder of the Current Report on Form 8-K, I have no basis to agree or disagree with other statements of the Company contained therein.

Respectfully submitted,

/s/ Alan Weinberg, CPA

Baltimore, Maryland
January 27, 2010